Ex 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Syntroleum Corporation on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Syntroleum Corporation on Forms S-3 (File No. 333-138487, 333-126459, 333-111716 and 333-62290) and on Forms S-8 (File Nos. 333-134386, 333-126427, 333-126425, 333-104360, 333-62862, 333-53714 and 333-64231).

/s/ Grant Thornton, LLP

Tulsa, Oklahoma
March 17, 2008